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                                                  EXHIBIT 99.1

                     [APEX LETTERHEAD]



                                    March 9, 2000

March 9, 2000

The Board of Directors
Crown Central Petroleum Corporation
One North Charles Street
Baltimore, Maryland  21201

Ladies and Gentlemen:

   As you are aware, for some time Apex Oil Company, Inc. ("Apex") has been interested in discussing a possible business combination between Apex and Crown Central Petroleum Corporation ("Crown"). Unfortunately, for a variety of reasons we have been unable to meet and discuss with you the nature or extent of our interest. Despite our past inability to engage in discussions with you concerning a business combination, we remain interested in a potential transaction with Crown.

   We have recently learned that Rosemore, Inc. ("Rosemore", whose members include the Chairman of the Board and CEO of Crown and various members of his family, as well as Crown's outside legal counsel), has been invited by you to make an acquisition proposal and, in response, based on their due diligence to date, has proposed to acquire Crown at a price of only $8.35 per share.
By its terms, the Rosemore proposal was made subject to:

   (1)  the negotiation of a mutually acceptable merger agreement;
   (2)  approval of the Rosemore board of directors;
   (3)  approval of the independent directors of Crown;
   (4)  approval of the merger by Crown's shareholders;
   (5)  receipt of all necessary governmental approvals; and
   (6) completion of Rosemore's due diligence (which began in January, 2000).

   In addition, our reading of Rosemore's proposal - which was submitted without a copy of their proposed form of merger agreement - provides you with little more than 4 days to accept or reject their proposal.

   We view the Rosemore invitation and proposal as express affirmations by Crown's Chairman and CEO, and other members of its board, that now is the appropriate time for Crown to negotiate a sale, merger or other acquisition. We are disappointed that it took our act of pursuing a shareholder proposal, for presentation at the upcoming annual meeting, to spur your action. Our shareholder proposal, seeking a resolution for the board to immediately take action towards a sale of Crown as a whole, was bitterly - and unsuccessfully
- fought by Crown's management before the SEC.  Earlier this week we were

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informed by the SEC that we had prevailed and that Crown would be required to present our resolution for a shareholder vote at the annual meeting. Only when faced with this prospect of a shareholder vote did Rosemore move forward with its offer. We believe Rosemore's short time fuse is unfair and that their offer price is inadequate. Accordingly, we are formally submitting for consideration by you an all-cash merger proposal which we believe is superior to the Rosemore proposal in every way.


   Apex proposes to acquire Crown in a cash merger in which each share of Class A and Class B common stock of Crown would be exchanged for $9.20 in cash, a 10% premium over the Rosemore price. Under separate cover we are submitting a draft of the form of merger agreement we propose for the transaction. Given the time constraints imposed upon you for acceptance of the Rosemore proposal, we thought it appropriate to inform you as quickly as possible of the general terms of our proposal, with the details - the merger agreement terms - to follow within a matter of hours.



   As you will note, our proposed form of merger agreement closely follows other such agreements used in oil industry acquisitions, and contains only usual and customary provisions for the industry. As with the Rosemore proposal, our proposal is conditioned on the approvals of your board and shareholders, necessary governmental approvals, and our ability to conduct due diligence to verify that there are no material adverse developments which have not been disclosed in your public filings.

   Unlike the Rosemore proposal, the Apex board has approved our proposed merger; therefore, no additional board approvals are required from our side. Further, we do not believe that we will require anything like the 2 months utilized to date by Rosemore for due diligence, and anticipate being able to commence and complete our due diligence in short order. Our proposal has no financing contingency, as Apex has adequate cash resources to fully fund the purchase of all Crown shares at the $9.20 per share price. We realize that your 10.875% Senior Notes, and one or more of your working capital lines, may have to be refinanced as a result of our merger and we expect to receive a commitment for such refinancing in the next few days. Additionally, in recognition of the fact that merger transactions should receive full and adequate consideration, our proposal will be open and subject to acceptance by you until 5:00 p.m. Maryland time, on Friday March 17, 2000.

   Our proposal contains superior value for Crown shareholders - a 10% premium over the amount offered by Rosemore - and our terms and conditions provide greater certainty for consummating the transaction. We note that Rosemore, in their proposal, makes much of the fact that they are only submitting a proposal because they were "requested to do so by the Company." We, on the other hand, are submitting our proposal because we believe that a merger of Crown and Apex would serve the best interests of our respective shareholders, employees, business partners and communities.

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   Because we believe so strongly in the opportunities for our combined enterprise, Apex is willing to explore, if Crown so desires, as an alternative to an all cash transaction, an all stock transaction so that existing Crown shareholders may participate in the combined enterprise. We believe that an all stock transaction could be structured to result in Crown shareholders receiving equity in the combined enterprise valued at $10.00 or more for each existing share of Crown common stock.

   We firmly believe that our all-cash proposal is superior in every way to the Rosemore proposal. This superiority, combined with our flexibility to structure an all-stock transaction of even greater value, makes us confident that you will give our proposal careful consideration. We would be happy to meet with you, or with a designated committee of the board, to discuss our offer and to answer any questions you may have.

   We look forward to your response.

                                          Sincerely,
                                          APEX OIL COMPANY, INC.

                                          /s/  Edwin L. Wahl
                                          -----------------------
                                          Edwin L. Wahl
                                          President